CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Maximum aggregate offering price	Amount of registration fee (1)
Senior Debt Securities, Subordinated Debt Securities	$500,000,000	100%	$500,000,000	$19,650

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147162

PROSPECTUS SUPPLEMENT

(To Prospectus dated November 6, 2007)

$500,000,000
Marshall & Ilsley Corporation
MiNotesSM Due Nine Months or More from Date of Issue

We plan to offer and sell, from time to time, notes with various terms, which may include the following:

•	maturity of nine months or more from the date of issue,

•	interest at a fixed rate,

•	interest payment dates at monthly, quarterly, semi-annual or annual intervals,

•	senior or subordinated,

•	book-entry form (through The Depository Trust Company),

•	redemption and/or repayment provisions, if applicable, whether mandatory, at our option or at the option of the holder, and

•	minimum denominations of $1,000 and integral multiples of $1,000.

We will specify the final terms of each note, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement. You should read this prospectus supplement, the accompanying prospectus and the pricing supplement carefully before you invest.

Potential purchasers of the notes should also consider the information set forth in “ Risk Factors” beginning on page S-4.

Our notes are unsecured and are not savings accounts, deposits or other obligations of a bank. Our notes are not guaranteed by M&I Marshall & Ilsley Bank or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve risks, including the possible loss of all or a portion of their principal.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

If we sell all of the notes, we expect to receive aggregate proceeds of between $498,000,000 and $485,000,000, after paying the agents’ discounts and commissions of between $2,000,000 and $15,000,000. The agents’ discounts and commissions may exceed these amounts with respect to sales of notes with stated maturities in excess of 30 years. The exact proceeds we will receive will be set at the time of issuance. We may also sell notes directly on our own behalf without the assistance of any agent.

Merrill Lynch & Co.

Citi

Edward Jones

InCapital

Morgan Stanley

UBS Investment Bank

Wachovia Securities

The date of this prospectus supplement is January 23, 2008.

You should only rely on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where such offer is not permitted. You should not assume that the information in this prospectus supplement or in any accompanying prospectus is accurate as of any date other than the date on the front page of each of these documents, respectively.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT AND ANY PRICING SUPPLEMENTS

This prospectus supplement sets forth certain terms of the notes that we may offer and supplements the prospectus which is part of a registration statement (Registration No. 333-147162) filed with the Securities and Exchange Commission, or the SEC. The prospectus contained in that registration statement is attached to the back of this prospectus supplement. This prospectus supplement supersedes the accompanying prospectus to the extent it contains information that is different from the information in that prospectus.

Each time we offer notes, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement and the accompanying prospectus to the extent it contains information that is different from the information contained in this prospectus supplement and the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement, including the information in documents incorporated by reference, in making your investment decision.

You should rely only on the information provided in this prospectus supplement, the accompanying prospectus and the pricing supplement, including the information incorporated by reference. Neither we, nor any dealers or agents, have authorized anyone to provide you with different information. We are not offering the notes in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement, the accompanying prospectus or any pricing supplement is accurate at any date other than the dates indicated on their cover pages.

SUMMARY OF PROSPECTUS SUPPLEMENT

You should read the more detailed information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement. Unless the context requires otherwise, references in the prospectus supplement to “M&I,” “we,” “us” and “our” refer to Marshall & Ilsley Corporation.

Issuer	Marshall & Ilsley Corporation

Title	MiNotesSM, which we refer to as the notes or our notes.

Amount

We may issue up to $500,000,000 aggregate principal amount of our notes under this prospectus supplement. There are no limitations on our ability to issue additional indebtedness in the form of MiNotesSM or other indebtedness.

Denomination	We will issue and sell our notes in denominations of $1,000 and integral multiples of $1,000.

Status

The notes will be our direct unsecured obligations. Each pricing supplement will state whether the notes are senior or subordinated debt. Senior notes will rank equally with our other unsecured senior debt and subordinated notes will rank equally with our other unsecured subordinated debt and rank junior in right of payment to our senior indebtedness (as described in the accompanying prospectus).

Although we are a bank holding company, the notes are unsecured and are not savings accounts, deposits or other obligations of a bank. The notes are not guaranteed by M&I Marshall & Ilsley Bank or any other bank and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Holders of Subordinated Notes Have Limited Rights

Payment of principal of our subordinated notes may not be accelerated if there is a default in the payment of principal or any premium or interest or the performance of any of our other subordinated indenture covenants.

Maturities	The notes will mature nine months or more from the date of issue, as specified in the applicable pricing supplement.

Interest	• Each note will bear interest from the issue date at a fixed rate.

• We will pay interest on each note on either monthly, quarterly, semi-annual or annual interest payment dates and at maturity. Interest will also be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to maturity.

• Unless otherwise specified in the applicable pricing supplement, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Principal	The principal amount of the notes will be payable on the maturity date of such notes at the corporate trust office of the trustee or at any other place we may designate.

Redemption and Repayment	Unless otherwise provided in the applicable pricing supplement:

•	the notes may not be redeemed by us or repaid at the option of the holder prior to maturity; and

•	the notes will not be subject to any sinking fund.

Survivor’s Option

Some notes may contain a provision permitting the optional redemption of those notes prior to maturity upon the death of the holder provided the notes have been outstanding for at least 12 months. Your notes may not be redeemed unless that right is specified in the pricing supplement for your notes. We call this right the “survivor’s option.” The right to exercise the survivor’s option is subject to limits set by us on the permitted dollar amount of total exercises by holders, individually and in the aggregate, of notes in any calendar year. Additional details of this right are described under “Description of Notes — Repayment Upon Death.”

Form of Notes

The notes will be represented by global securities deposited with or on behalf of the depositary, The Depository Trust Company, and registered in the name of the depositary’s nominee. The notes will be issued in book-entry form only, and notes represented by global securities will be exchangeable for certificated notes only in limited circumstances. See “Global Securities” in the accompanying prospectus.

Trustee	The trustee for the indentures under which the senior and subordinated notes will be issued is The Bank of New York.

Agents	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Citigroup Global Markets, Inc.
Edward D. Jones & Co., L.P.
InCapital LLC
Morgan Stanley & Co. Incorporated
UBS Securities LLC
Wachovia Capital Markets, LLC

We may appoint additional agents.

RISK FACTORS

Your investment in the notes will involve significant risks. Your decision to purchase the notes should be made only after carefully considering the risks of an investment in the notes, including those discussed below and those discussed in the documents incorporated by reference, with your advisors in light of your particular circumstances. The notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the notes or financial matters in general.

We cannot assure you that a trading market for the notes will develop or will be maintained if developed.

We do not intend to list the notes on any securities exchange. Even if the notes are listed at a later date, we cannot guarantee that a trading market for the notes ever will develop or be maintained if developed. The agents have advised us that they intend under ordinary market conditions to indicate prices for the notes on request. However, we cannot guarantee that bids for outstanding notes will be made in the future, nor can we predict the price at which those bids will be made.

In addition, if at any time the agents were to cease acting as market makers, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which the notes could be sold would likely be lower than if an active market existed.

The trading value of the notes may be less than the principal amount of the notes.

Many factors independent of our creditworthiness affect the trading value of your notes. These factors include, among others:

•	the method of calculating the principal and interest for the notes;

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	market rates of interest higher than the rates borne by the notes;

•	the redemption or repayment features of the notes; and

•	the level, direction and volatility of interest rates generally.

Unlike savings accounts, certificates of deposit and other similar investment products, your right to redeem the notes prior to maturity may be limited to a valid exercise of the survivor’s option, if any. If you wish to liquidate your investment in the notes prior to maturity, selling your notes may be your only option. At that time, depending on a variety of factors, including those described above, the price at which you may be able to sell your notes may be less than the principal amount of the notes.

Your notes will bear interest at a fixed rate, so an increase in market interest rates could result in a decrease in the value of your notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase fixed rate notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

We may redeem notes when prevailing interest rates are relatively low

If the terms of your notes permit or require redemption, that redemption may occur at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable replacement security at an effective interest rate as high as the return on your redeemed note. Our redemption right may also adversely impact your ability to sell your notes as the redemption date approaches.

Credit ratings may not reflect all risks.

One or more independent credit rating agencies may assign credit ratings to the notes. The ratings may not reflect the potential impact of all risks related to the structure, the market, other additional risk factors discussed above, and other factors that may affect the value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

Changes in our credit ratings may affect the value of the notes

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. However, because your return on the notes depends on factors in addition to our ability to pay our obligations, an improvement in our credit ratings will not reduce the other investment risks related to the notes.

The notes are structurally subordinated to debt of our subsidiaries.

The notes are our obligations but our assets consist primarily of equity in our subsidiaries and, as a result, our ability to make payments on the notes depends on our receipt of dividends, loan payments and other funds from our subsidiaries. The payment of dividends by a bank subsidiary is subject to federal law restrictions as well as to the laws of the subsidiary’s state of incorporation. Our bank subsidiaries hold a significant portion of their mortgage loan and investment portfolios indirectly through their ownership interests in direct and indirect subsidiaries.

The notes are not obligations of, nor guaranteed by, our subsidiaries, and our subsidiaries have no obligation to pay any amounts due on the notes. All amounts due on the notes will be structurally subordinated to all obligations and liabilities of our subsidiaries. As of September 30, 2007, the indebtedness of our subsidiaries that would effectively have been senior to the notes, including the indebtedness of “Old Marshall & Ilsley” but excluding the indebtedness of Metavante Corporation (which was separated from the organization on November 1, 2007), was approximately $17,977,759,000. On November 1, 2007, in connection with the separation of Metavante Corporation, and as described in the accompanying prospectus, “Old Marshall & Ilsley,” which was formerly a public company and the top tier holding company for the M&I family of companies, became M&I LLC, a wholly-owned subsidiary of Marshall & Ilsley Corporation.

The indentures relating to the notes do not limit the ability of our subsidiaries to issue or incur additional debt or preferred stock.

Subordinated notes have limited acceleration rights.

The holders of senior notes may declare those notes in default and accelerate the due date of those notes if an event of default occurs and is continuing. Acceleration of the senior notes may adversely impact our ability to pay obligations on subordinated notes.

Holders of subordinated notes do not have the right to declare those notes in default and may accelerate payment of indebtedness only upon our bankruptcy.

DESCRIPTION OF NOTES

The senior notes will be issued under an indenture for senior securities dated as of November 5, 2007, as supplemented from time to time, which we refer to as the senior indenture. The subordinated notes will be issued under an indenture for subordinated securities dated as of November 5, 2007, as supplemented from time to time, which we refer to as the subordinated indenture. We refer to the senior indenture and subordinated indenture together as the indentures. If you would like more information concerning the indentures, you should review the indentures, which are on file with the SEC. The Bank of New York is the trustee for both indentures. M&I Marshall & Ilsley Bank serves as authenticating, issuing and paying agent.

The senior notes we are offering by this prospectus supplement constitute a single series of debt securities for purposes of the senior indenture and the subordinated notes we are offering by this prospectus supplement constitute a single series of debt securities for purposes of the subordinated indenture.

The following description of the terms and conditions of the notes supplements, and to the extent inconsistent with replaces, the description of the general terms of the debt securities described in the accompanying prospectus. The terms and conditions described in this section will apply to each note unless the applicable pricing supplement states otherwise. These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, including the definition of certain terms.

General

We may offer from time to time up to $500,000,000 aggregate principal amount of notes on terms determined at the time of sale. The indentures do not limit the amount of additional indebtedness that we may incur. Accordingly, without the consent of the holders of the notes, we may issue additional indebtedness under the indentures in excess of the $500,000,000 aggregate principal amount of the notes offered by this prospectus supplement.

The notes will be issued in denominations of $1,000 and integral multiples of $1,000. The notes will be offered on a continuous basis and they will mature nine months or more from the date of issue, as may be recommended by the agents and agreed to by us with respect to notes sold through such agents, or as determined by us, with respect to notes sold by us directly on our own behalf.

The notes will be unsecured obligations of M&I. The senior notes will rank equally in all respects with all debt securities issued under the senior indenture and with all other unsubordinated indebtedness of M&I. The subordinated notes will rank equally in all respects with all debt securities issued under the subordinated indenture and junior to all debt securities issued under the senior indenture and our other senior indebtedness as described in the accompanying prospectus. For a further description of the indentures and the rights of the holders of debt securities under the indentures, including the notes, see “Description of M&I Senior and Subordinated Debt Securities” in the accompanying prospectus.

We will issue the notes only in the form of one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC, as depositary, except as specified in “Global Securities” in the accompanying prospectus. DTC will hold the global securities through its nominee, Cede & Co., and DTC (through Cede & Co.) will be considered the holder of the notes. When you buy a note, you will be the beneficial owner of an interest in a global security held for you through your broker as a direct or indirect participant in DTC. When we refer in this prospectus supplement to a “beneficial owner,” we are referring to you. For more information on global securities, DTC and how your ownership interest in the notes you purchase is reflected, see “Global Securities” in the accompanying prospectus.

The notes may be issued as original issue discount notes. An original issue discount note is a note that is issued at more than a minimal discount from the principal amount payable at maturity. Upon redemption, repayment or acceleration of the maturity of an original issue discount note, normally an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and the United States federal income tax consequences of original issue discount notes, see “— Payment of Principal and Interest” and “Certain United States Federal Income Tax Consequences — United States Holders — Original Issue Discount.” Original issue discount notes will be treated as original issue discount securities for purposes of the indentures.

The transfer or exchange of global securities will be effected as specified in “Global Securities” in the accompanying prospectus. The notes in certificated form may be registered for transfer or exchange at the principal office of the Corporate Trust Department of The Bank of New York, the trustee under the indentures, in the City of New York.

The indentures do not contain any provision that would protect holders of the notes in the event of a highly leveraged or other transaction that may adversely affect our creditworthiness.

As used in this prospectus supplement, business day means, with respect to any note, any day, other than a Saturday or Sunday, that is not a day on which banks and trust companies are authorized or obligated by law to close in The City of New York or such other place where the notes are payable.

Payment of Principal and Interest

We will pay principal, premium, if any, and interest on the notes in immediately available funds to DTC. Beneficial owners will receive payment as described under “Global Securities” in the accompanying prospectus.

Unless the applicable pricing supplement states otherwise, if we:

•	redeem any original issue discount note as described under “Redemption and Repurchase,”

•	repay any original issue discount note at the option of the holder as described under “Repayment at Option of Holder” and “Repayment Upon Death,” or

•

if the principal of any original issue discount note is declared to be due and payable immediately as described in the accompanying prospectus under “Description of Debt Securities — Events of Default,”

the amount of principal due and payable with respect to the original issue discount note shall be limited to the sum of:

•	the aggregate principal amount of such note multiplied by the issue price, expressed as a percentage of the aggregate principal amount, plus

•	the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable.

This accrual will be calculated using the “interest method,” computed in accordance with generally accepted accounting principles in effect on the date of redemption, repayment or declaration, as applicable.

Each note will bear interest from and including the date of issue, or in the case of notes issued upon registration of transfer or exchange from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Interest will be payable at the fixed rate per year stated in such note and in the applicable pricing supplement until the principal of such note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date; provided, however, that interest payable at maturity or upon redemption, repayment or declaration will be payable to the person to whom principal is payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of such note on such next succeeding regular record date. If the interest payment date or the maturity for any note falls on a day that is not a business day, the payment of principal and interest may be made on the next succeeding business day, and no interest on such payment shall accrue for the period from such interest payment date or maturity, as the case may be. Unless the applicable pricing supplement states otherwise, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

The interest payment dates for a note will be as follows:

Interest Payments	Interest Payment Dates
Monthly	Fifteenth day of each calendar month, commencing in the first succeeding calendar month following the month in which the note is issued.

Quarterly	Fifteenth day of every third month, commencing in the third succeeding calendar month following the month in which the note is issued.

Semi-annual	Fifteenth day of every sixth month, commencing in the sixth succeeding calendar month following the month in which the note is issued.

Annual	Fifteenth day of every twelfth month, commencing in the twelfth succeeding calendar month following the month in which the note is issued.

The regular record date with respect to any interest payment date will be the date 15 calendar days prior to such interest payment date, whether or not such date is a business day. If interest is payable on a day which is not a business day, payment will be postponed to the next business day and no additional interest will accrue as a result of such delayed payment.

Holders of Subordinated Notes Have Limited Rights

Payment of principal of our subordinated notes may not be accelerated by the holders if there is a default in the payment of principal or interest or any premium on the subordinated notes or the performance of any of the other covenants in the indenture for the subordinated notes. Payment of principal of our subordinated notes may only be accelerated upon our bankruptcy under federal bankruptcy laws, see “Description of M&I Senior and Subordinated Debt Securities—Subordination of Subordinated Debt Securities” in the accompanying prospectus.

Redemption and Repurchase

Unless the applicable pricing supplement states otherwise, we may not redeem the notes prior to maturity. The notes will not be subject to any sinking fund. If, however, the applicable pricing supplement provides that we may redeem the notes prior to maturity, it will also specify the redemption dates and prices. If applicable, notes may be redeemed in whole or in part from time to time upon not less than 30 nor more than 60 days’ notice to DTC as the holder of the notes on such date or dates specified in the pricing supplement.

We may at any time purchase notes at any price in the open market or otherwise. Notes we purchase may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Repayment at Option of Holder

Unless the applicable pricing supplement states otherwise, notes will not be repayable at the option of the holder. If the applicable pricing supplement provides that the notes will be repayable at the option of the holder, it will also specify the repayment dates and prices.

In order for a note to be repaid, the trustee must receive, at the principal office of the Corporate Trust Department of the trustee at least 30 but not more than 60 days’ notice of the holder’s exercise of its repayment option. Once this notice is delivered, the holder may not revoke its exercise of the repayment option. A holder may exercise the repayment option for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment is an authorized denomination.

DTC or its nominee will be the holder of global securities and therefore will be the only entity that can exercise a right to repayment, if any. To ensure that DTC or its nominee will timely exercise such right to repayment, you must instruct the broker or other direct or indirect participant through which you hold your beneficial interest in a global security to notify DTC of your desire to exercise a right to repayment. Because different firms have different cut-off times for accepting instructions from their customers, you should consult the broker or other direct or indirect participant through which you hold your interest in a global security to determine the cut-off time by which an instruction must be given in order for timely notice to be delivered to DTC.

Repayment Upon Death

If the pricing supplement relating to a note so states, the holder of the note will have the right to require us to repay a note prior to its maturity date upon the death of the beneficial owner of the note as described below. We call this right the “survivor’s option.”

Upon exercise of the survivor’s option, we will, at our option, either repay or purchase any note properly delivered for repayment by or on behalf of the person that has authority to act on behalf of the deceased beneficial owner of the note at a price equal to the sum of:

•	100% of the principal amount of such note, and

•	accrued and unpaid interest, if any, to the date of such repayment, subject to the following limitations.

The survivor’s option may not be exercised until at least 12 months following the date of original issue of the applicable notes. In addition, we may limit the aggregate principal amount of notes as to which the survivor’s option may be exercised as follows:

•

In any calendar year, we may limit the aggregate principal amount to the greater of 1% of the outstanding aggregate principal amount of the notes as of December 31 of the most recently completed year or $1,000,000. We call this limitation the “annual limitation.”

•	For any individual deceased beneficial owner of notes, we may limit the aggregate principal amount to $200,000 for any calendar year. We call this limitation the “individual limitation.”

We will not make principal repayments pursuant to the exercise of the survivor’s option in amounts that are less than $1,000. If the limitations described above would result in the partial repayment of any note, the principal amount of the note remaining outstanding after repayment must be at least $1,000.

Each note delivered pursuant to a valid exercise of the survivor’s option will be accepted promptly in the order all such notes are delivered, unless the acceptance of that note would contravene the annual limitation or the individual limitation. If, as of the end of any calendar year, the aggregate principal amount of notes that have been accepted pursuant to exercise of the survivor’s option during that year has not exceeded the annual limitation for that year, any notes not accepted during that calendar year because of the individual limitation will be accepted in the order all such notes were delivered, to the extent that any such acceptance would not trigger the annual limitation for such calendar year.

Any note accepted for repayment pursuant to exercise of the survivor’s option will be repaid no later than the first January 15 or July 15 to occur at least 20 calendar days after the date of acceptance. If that date is not a business day, payment will be made on the next succeeding business day. For example, if the acceptance date for notes delivered pursuant to the survivor’s option was April 1, 2008, we would be obligated to repay those notes by July 15, 2008. Each note delivered for repayment that is not accepted in any calendar year due to the application of the annual limitation will be deemed to be delivered in the following calendar year in the order in which all such notes were originally delivered, unless any such note is withdrawn by the representative for the deceased beneficial owner prior to its repayment. Other than as described in the immediately preceding sentence, notes delivered upon exercise of the survivor’s option may not be withdrawn. In the event that a note delivered for repayment pursuant to valid exercise of the survivor’s option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder that states the reason that the note has not been accepted for repayment. Following receipt of such notice from the trustee, the representative for the deceased beneficial owner may withdraw any such note and the exercise of the survivor’s option.

Because DTC or its nominee will be the holder of the notes, DTC or its nominee, as the case may be, will be the only entity that can exercise the survivor’s option for such notes. To obtain repayment pursuant to exercise of the survivor’s option with respect to a note the representative of the deceased beneficial owner must provide to the broker or other entity through which the beneficial interest in the note is held by the deceased owner:

•

a written request for repayment signed by the representative of the decedent with the signature guaranteed by a member firm of a registered national securities exchange or of the FINRA or a commercial bank or trust company having an office or correspondent in the United States;

•

appropriate evidence satisfactory to the trustee and the Company that (a) the representative has authority to act on behalf of the deceased beneficial owner, (b) the death of such beneficial owner has occurred and (c) the deceased was the beneficial owner of the note at the time of death;

•

if the beneficial interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the applicable trustee from the nominee attesting to the deceased’s ownership of a beneficial interest in such note;

•	if applicable, a properly executed assignment or endorsement;

•

tax waivers and any other instruments or documents that the trustee or the Company reasonably requires in order to establish the validity of the ownership of the notes and the claimant’s entitlement to payment; and

•	any additional information the trustee or the Company requires to document ownership or authority to make the election and to cause the redemption of the notes.

In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to the trustee and the Company from the broker or other entity stating that it represents the deceased beneficial owner.

The broker or other entity will be responsible for disbursing any payments it receives pursuant to exercise of the survivor’s option to the appropriate representative. See “Global Securities” in the accompanying prospectus.

Subject to the annual limitation and the individual limitation, all questions as to the eligibility or validity of any exercise of the survivor’s option will be determined by the Company in its sole discretion. The Company’s determination will be final and binding on all parties.

The death of a person owning a note in joint tenancy or tenancy by the entirety will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor’s option.

The death of a person owning a note by tenancy in common will be deemed the death of the beneficial owner of a note only with respect to the deceased holder’s interest in the note so held by tenancy in common. However, if a note is held by husband and wife as tenants in common, the death of either will be deemed the death of the beneficial owner of the note, and the entire principal amount of the note so held will be subject to the survivor’s option.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial interests of ownership of a note will be deemed the death of the beneficial owner for purposes of the survivor’s option, regardless of the registered holder, if such beneficial interest can be established to the satisfaction of the trustee and the Company. Such beneficial interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife and trust arrangements where one person has substantially all of the beneficial ownership interest in the note during his or her lifetime.

Forms to be used by a representative to exercise the Survivor’s Option on behalf of a deceased beneficial owner of a note may be obtained from the paying agent.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Notice Pursuant to United State Internal Revenue Circular 230

The discussion under the heading “Certain United States Federal Income Tax Consequences” is not intended or written by us or our counsel to be used, and cannot be used, by any person for the purpose of avoiding tax penalties that may be imposed under U.S. tax laws. The discussion under the heading “Certain United States Federal Income Tax Consequences” is provided to support the promotion or marketing by us of an investment in the notes. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor concerning the potential tax consequences of an investment in the notes.

General

The following is a summary of the principal United States federal income tax consequences relating to your purchase, ownership and sale of notes. It is based upon the relevant laws and rules that are now in effect and as they are currently interpreted. However, these laws and rules may be changed at any time, possibly with retroactive effect. This discussion deals only with holders that will hold notes as capital assets and does not address the United States federal income tax consequences applicable to all categories of investors. In particular, the discussion does not deal with those of you who may be in special tax situations, such as dealers in securities, insurance companies, financial institutions, regulated investment companies, tax-exempt entities or persons holding the notes as part of hedge, straddle, constructive sale, conversion or other integrated transactions. It also does not deal with holders other than original purchasers (except where otherwise noted). It does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to the notes or to you as a holder of the notes. This summary also may not apply to all forms of notes that we may issue. If the tax consequences associated with a particular form of note are different than those described below, they will be discussed in the pricing supplement relating to that note.

The United States federal income tax discussion that appears below is included in this prospectus supplement for your general information. Some or all of the discussion may not apply to you depending upon your particular situation. You should consult your tax advisor concerning the tax consequences to you of owning and disposing of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

As used in this prospectus supplement, the term “United States holder” means a beneficial owner of a note that is for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) such trust has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

•	any other persons whose income or gain in respect of the notes is effectively connected with the conduct of a United States trade or business.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partnership and the activities of the partnership. If you are a partner in a partnership holding notes, you should consult your tax advisor. A “non-United States holder” is a holder that is not a United States holder.

United States Holders

Payment of Interest

Interest on a note generally will be taxable to you as ordinary income at the time you accrue or receive the interest in accordance with your accounting method for tax purposes. However, special rules apply to a note that is issued with original issue discount, which we refer to as “OID.”

Original Issue Discount

Some of your notes may be issued with OID. For tax purposes, OID is the excess of the “stated redemption price at maturity” of a debt instrument over its “issue price” unless that excess is less than 1/4 of 1% of the debt instrument’s stated redemption price at maturity multiplied by the number of complete years from its issue date to its maturity or weighted average maturity in the case of notes with more than one principal payment (the “OID de minimis amount”), in which case, it is not OID. The “stated redemption price at maturity” of a note is the sum of all payments required to be made on the note other than “qualified stated interest” payments. The “issue price” of a note is generally the first offering price to the public at which a substantial amount of the debt instrument is sold. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer), or that is treated as constructively received, at least annually at a single fixed rate or, under certain conditions in connection with the special rules relating to floating rate notes, at a variable rate. If a note bears interest during any accrual period at a rate below the rate applicable for the remaining term of the note (for example, notes with teaser rates or interest holidays), then some or all of the stated interest may not be treated as qualified stated interest.

You are required to include qualified stated interest payments in income as interest when you accrue or receive those payments (in accordance with your accounting method for tax purposes). If you hold a note with OID with a maturity of more than one year, you may be required to include OID in income before you receive the associated cash payment, regardless of your accounting method for tax purposes. If you are an initial purchaser of an OID note, the amount of the OID you should include in income is the sum of the daily accruals of the OID for the note for each day during the taxable year (or portion of the taxable year) in which you held the OID note. The daily portion is determined by allocating the OID for each day of the accrual period. An accrual period may be of any length and the accrual periods may even vary in length over the term of the OID note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the first day of an accrual period or on the final day of an accrual period. The amount of OID allocable to an accrual period is equal to the difference between (1) the product of the “adjusted issue price” of the OID note at the beginning of the accrual period and its yield to maturity (computed generally on a constant yield method and compounded at the end of each accrual period, taking into account the length of the particular accrual period) and (2) the amount of any qualified stated interest allocable to the accrual period. The “adjusted issue price” of an OID note at the beginning of any accrual period is the sum of the issue price of the OID note plus the amount of OID allocable to all prior accrual periods reduced by any payments you received on the note that were not qualified stated interest. Under these rules, you generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

Acquisition Premium

If you are not an initial purchaser of an OID note and you purchase an OID note for greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the OID note after the purchase date other than payments of qualified stated interest, you will have purchased the OID note at an “acquisition premium.” Under the acquisition premium rules, the amount of OID which you must include in your gross income for the note for any taxable year (or any portion of a taxable year in which you hold the note) will be reduced (but not below zero) by the portion of the acquisition premium allocated to the period.

Optional Redemption

In the case of certain notes, we may have a “call option” to redeem the notes prior to their stated maturity, or the holders of the notes may have a “put option” to receive repayment prior to maturity. Notes containing such features may be subject to rules that differ from the general rules discussed above. For purposes of accruing OID, an option will be presumed to be exercised if, by utilizing any day on which the note may be redeemed or repaid as its maturity date and the amount payable on that date in accordance with the terms of the note (the “redemption price”) as its stated redemption price at maturity, the yield on the note is:

•	in the case of a call option exercisable by us, lower than its yield to maturity, or

•	in the case of a put option exercisable by a holder, greater than its yield to maturity.

If such an option is not in fact exercised when presumed to be, the note will be treated, solely for purposes of accruing OID, as if it were redeemed, and a new note issued, on the presumed exercise date for an amount equal to its adjusted issue price on that date. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

Election to Treat All Interest as Original Issue Discount

Instead of reporting under your normal accounting method, you may elect to include in gross income all interest that accrues on an OID note by using the constant yield method applicable to OID, subject to certain limitations and exceptions. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest as adjusted by any amortizable bond premium or acquisition premium.

Information Recording

Because the notes will constitute “publicly offered debt instruments” as defined by the OID regulations, we are required to report to the IRS on Form 8281, within 30 days after the issue date, certain information relating to OID with respect to each such issue. We will report annually to the IRS and to each holder of record (except with respect to certain holders exempt from information reporting including corporations) the amount of OID includable in the gross income of a holder of notes for each calendar year determined without regard to any acquisition premium paid by any holder.

Short-Term Notes

The rules described above will also generally apply to OID notes with maturities of one year or less, which we refer to as short-term notes, but with some modifications.

First, the OID rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having OID. Thus, all short-term notes will be OID notes. Except as we note below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction, you generally will not be required to accrue OID currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the OID accrued with respect to the note during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity of the note or its earlier disposition in a taxable transaction. Notwithstanding the foregoing, if you are a cash-basis United States holder of a short-term note, you may elect to accrue OID on a current basis. If you make this election, the limitation on the deductibility of interest we describe above will not apply. A United States holder using the accrual method of tax accounting and some cash method holders (including banks, securities dealers, regulated investment companies and certain trust funds) generally will be required to include OID on a short-term note in gross income on a current basis. OID will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any “acquisition discount” with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the OID rules will not apply.

Finally, the market discount rules we describe below will not apply to short-term notes.

Premium

If you purchase a note at a cost greater than the note’s remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the IRS. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. OID notes purchased at a premium will not be subject to the OID rules described above. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

However, in the case of a note that may be optionally redeemed prior to maturity, the amount of amortizable bond premium is determined by substituting the first date on which the debt instrument may be redeemed (the “redemption date”) for the maturity date and the applicable redemption price on the redemption date for the amount payable at maturity if the result would increase the holder’s yield to maturity (i.e., result in a smaller amount of amortizable bond premium properly allocable to the period before the redemption date). If the issuer does not in fact exercise its right to redeem the note on the applicable redemption date, the note will be treated (for purposes of the amortizable bond premium rules) as having matured and then as having been reissued for the holder’s “adjusted acquisition price,” which is an amount equal to the holder’s basis in the debt instrument (as determined under Treasury regulations governing amortizable bond premium), less the sum of:

•	any amortizable bond premium allocable to prior accrual periods and

•	any payments previously made on the note other than payments of qualified stated interest.

The note deemed to have been reissued will again be subject to the amortizable bond premium rules with respect to the remaining dates on which it is redeemable.

Market Discount

If you purchase a note at a price that is lower than the note’s remaining redemption amount (or in the case of an OID note, the note’s revised issue price), by 0.25% or more of the remaining redemption amount (or revised issue price), multiplied by the number of remaining whole years to maturity, the note will be considered to have “market discount” in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or maintained to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method.

You may elect to include market discount in gross income currently as it accrues (on either a ratable or constant yield basis), in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the IRS.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange, retirement or other disposition of a note, you will recognize gain or loss equal to the difference between the amount you realize from the disposition and your tax basis in the note, except that any amount realized that is attributable to accrued interest will be included in your gross income as interest income. Your tax basis in a note initially is your cost for the note. This amount is increased by any “original issue discount” or “market discount” previously included by you in income with respect to the note and is decreased by the amount of any “premium” you previously amortized and the amount of any payment (other than a payment of “qualified stated interest”) you have received in respect of the note.

Except as discussed above with respect to market discount, gain or loss realized by you on the sale, exchange, retirement or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note has been held for more than one year. Net long-term capital gain recognized by an individual United States Holder generally will be subject to tax at a maximum rate of 15%. The ability of United States Holders to offset capital losses against ordinary income is limited. The terms “market discount,” “premium,” “original issue discount,” and “qualified stated interest” are defined above.

Non-United States Holders

This section discusses the principal United States federal tax consequences applicable to non-United States holders of purchasing, owning and selling notes.

Principal (and premium, if any) and interest payments, including any OID, that you receive from us or our agent generally will not be subject to United States federal withholding tax. However, interest, including any OID, may be subject to a 30% withholding tax (or less under an applicable treaty, if any) if (1) you actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (2) you are a controlled foreign corporation for United States tax purposes that is related to us (directly or indirectly) through stock ownership, (3) you are a bank which acquired the note in consideration for extending credit pursuant to a loan agreement in the ordinary course of your trade or business, or (4) either (A) you do not certify to us or our agent, under penalties of perjury, that you are a non-United States person and provide your name and address (which certification may be made on an IRS Form W–8BEN, or a successor form), or (B) a securities clearing organization, bank, or other financial institution that holds customer securities in the ordinary course of its trade or business (a “financial institution”) and holds the note does not certify to us or our agent under penalties of perjury that either it or another financial institution has received the required statement from you certifying that you are a non-United States person and furnishes us with a copy of the statement.

If you are in a trade or business in the United States and interest, including any OID, on the note is effectively connected with the conduct of your trade or business, you may be subject to United States federal income tax on that interest and any OID in the same manner as if you were a United States person. You should read the material under the heading “United States Holders,” for a description of the United States tax consequences of purchasing, owning, and selling notes. If you are a foreign corporation, you may also be subject to a branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, subject to certain adjustments. Instead of the certification described in the preceding paragraph, if you have effectively connected interest income you must provide the payer with a properly executed IRS Form W-8ECI to claim an exemption from United States federal withholding tax.

You will not be subject to United States federal income tax or withholding taxes on any capital gain or market discount you realize upon retirement or disposition of a note if (1) the gain is not effectively connected with a United States trade or business carried on by you (or, if an income tax treaty applies, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States), or (2) you are an individual, and you are not present in the United States for 183 days or more in the taxable year of the retirement or disposition and certain other conditions are met.

The notes will not be includable in the gross estate of a non-U.S. holder for United States federal estate tax purposes unless at the time of death such individual actually or constructively owned 10% or more of the total combined voting power of all classes of our stock entitled to vote, or payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States. In addition, under the terms of an applicable estate tax treaty, United States federal estate tax may not apply with respect to the note.

Backup Withholding and Information Reporting

In general, payments of principal, premium, if any, interest, and other payments, if any (including OID, if any) with respect to a note will be subject to reporting and possibly backup withholding. Reporting means that the payment is required to be reported to you and the IRS. Backup withholding means that we (or any paying agent) are required to collect and deposit a portion of the payment with the IRS as a tax payment on your behalf. If applicable, backup withholding will be imposed at a rate of 28%. This rate is scheduled to increase to 31% after 2010.

If you are a United States person (other than a corporation or certain exempt organizations), you may be subject to backup withholding if you do not supply an accurate taxpayer identification number and certify that your taxpayer identification number is correct. You may also be subject to backup withholding if the United States Secretary of the Treasury determines that you have not reported all interest and dividend income. If you are not a United States person, backup withholding and information reporting will not apply to payments made to you if you have provided the required certification that you are a Non-United States person, as described under the heading “Non-United States Holders,” or you otherwise establish an exemption, provided that the payor does not have actual knowledge that you are a United States person or that the conditions of any exemption are not satisfied.

In addition, payments of the proceeds from the sale of a note to or through a foreign office of a broker or the foreign office of a custodian, nominee, or other dealer acting on your behalf generally will not be subject to information reporting or backup withholding. However, if the broker, custodian, nominee, or other dealer is a United States person, the government of the United States or the government of any state or political subdivision of any state, or any agency or instrumentality of any of these governmental units, a controlled foreign corporation for United States tax purposes, a foreign partnership that is either engaged in a United States trade or business or whose United States partners in the aggregate hold more than 50% of the income or capital interest in the partnership, a foreign person 50% or more of whose gross income for a certain period is effectively connected with a United States trade or business, or a United States branch of a foreign bank or insurance company, information reporting (but not backup withholding) generally will be required with respect to payments made to you unless the broker, custodian, nominee, or other dealer has documentation of your foreign status and the broker, custodian, nominee, or other dealer has no actual knowledge to the contrary. Alternatively, you may otherwise establish an exemption from information reporting.

Payment of the proceeds from a sale of a note to or through the United States office of a broker is subject to information reporting and backup withholding, unless you certify as to your non-United States status or otherwise establish an exemption from information reporting and backup withholding.

Any amounts withheld from your payment under the backup withholding rules would be refundable or allowable as a credit against your United States federal income tax liability.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We are offering the notes on a delayed and/or continuous basis through Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Edward D. Jones & Co., L.P., InCapital LLC, Morgan Stanley & Co. Incorporated, UBS Securities LLC and Wachovia Capital Markets, LLC, each of whom we refer to individually as an “agent” and together as the “agents,” who have agreed to use their reasonable efforts to solicit purchases of the notes. We will have the sole right to accept offers to purchase the notes and we may reject any offer in whole or in part. Each agent may reject, in whole or in part, any offer it solicited to purchase notes. Unless otherwise specified in the applicable pricing supplement and except as set forth below, we will pay an agent, in connection with sales of the notes resulting from a solicitation which that agent made or an offer to purchase which that agent received, a commission ranging from 0.4% to 3.0% of the principal amount of the notes to be sold, depending on the maturity of the notes, or at a percentage negotiated at the time of sale. The agents also may sell notes to dealers at a discount not in excess of the concession it received from us.

We may also sell the notes to an agent as principal for its own account at discounts to be agreed upon at the time of sale. That agent may resell the notes to investors and other purchasers at a fixed offering price or at prevailing market prices, or prices related thereto at the time of resale or otherwise, as that agent determines and as we will specify in the applicable pricing supplement. Unless the applicable pricing supplement states otherwise, any notes sold to agents as principals will be purchased at a price equal to 100% of the principal amount less a discount that will equal the applicable commission on an agency sale of notes of the same maturity. An agent may offer the notes it has purchased as principal to other dealers. The agent may sell the notes to any dealer at a discount and, unless otherwise specified in the applicable pricing supplement, the discount allowed to any other dealer will not be in excess of the discount that agent will receive from us. After the initial public offering of notes that an agent is to resell on a fixed public offering price basis, the agent may change the public offering price and discount.

We may arrange for notes to be sold through agents or may sell notes directly on our own behalf or through affiliated entities to investors without the assistance of the agents. The agents will not be entitled to any discounts or commissions for sales we make directly to investors without their assistance. We may accept offers to purchase notes through additional agents and may appoint additional agents to solicit offers to purchase notes. Any other agents will be named in the applicable pricing supplement.

Each agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933. We and the agents have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments made in respect of those liabilities. We have also agreed to reimburse the agents for certain expenses.

We estimate that we will spend approximately $0.5 million for printing, rating agency, trustee and legal fees and other expenses allocable to the offering.

No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents may purchase and sell notes in the secondary market as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and they may discontinue making a market at any time without notice. Neither we nor the agents can provide any assurance regarding the liquidity of any trading market for the notes. All secondary trading in the notes will settle in immediately available funds.

When an agent acts as principal for its own account, to facilitate the offering of the notes, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the agent may overallot in connection with any offering of the notes, creating a short position in the notes for its own account. In addition, to cover overallotments or to stabilize the price of the notes, the agent may bid for, and purchase, the notes in the open market. Finally, in any offering of the notes through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the notes in the offering if the syndicate repurchases previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The agents are not required to engage in these activities, and may end any of these activities at any time.

Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the preceding paragraph may have on the price of notes.

Certain of the agents and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202. Certain legal matters relating to the notes will be passed upon for the agents by Mayer Brown LLP, 71 South Wacker Drive, Chicago, Illinois 60606. Godfrey & Kahn, S.C. may rely upon Mayer Brown LLP as to matters of New York law. Mayer Brown LLP from time to time has represented us on various matters and may in the future continue to do so.

PROSPECTUS

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

offered by

MARSHALL & ILSLEY CORPORATION

Marshall & Ilsley Corporation may offer from time to time to sell, in one or more series, any combination of the securities described in this prospectus.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continued or delayed basis.

The principal executive offices of Marshall & Ilsley Corporation are located at 770 North Water Street, Milwaukee, Wisconsin 53202, and the telephone number is (414) 765-7801.

We will provide the specific terms of these securities, and the manner in which they are being offered, in supplements to this prospectus. These securities cannot be sold unless this prospectus is accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “MI.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The debt securities are not deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This prospectus is dated November 6, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. You can find the registration statement at the SEC’s website or at the SEC office mentioned under the heading “Where You Can Find More Information.”

Unless the context otherwise indicates, the terms “M&I,” “we,” “our” or “us” mean Marshall & Ilsley Corporation and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements and other information with the SEC. Our SEC filings are available over the Internet at our website at http://www.micorp.com or at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the SEC’s public reference room. You may also inspect our reports at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Information contained on our website is not a part of this prospectus.

For further information about us and the securities we are offering, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since the prospectus may not contain all the information that you may find important, you should review the full text of these documents.

We “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and/or information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the following documents (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Securities Exchange Act of 1934, as amended, which we refer to as the “Exchange Act”):

•	Old Marshall & Ilsley’s (as defined below) annual report on Form 10-K for the year ended December 31, 2006;

•	Old Marshall & Ilsley’s quarterly report on Form 10-Q for the quarterly periods ended March 31, 2007 and June 30, 2007;

•

Old Marshall & Ilsley’s current reports on Form 8-K dated January 12, 2007, February 9, 2007, April 3, 2007, April 24, 2007, April 26, 2007, July 2, 2007, July 8, 2007, August 10, 2007, August 31, 2007, October 5, 2007, and October 25, 2007;

•	Marshall & Ilsley’s current report on Form 8-K dated November 1, 2007; and

•

The description of our common stock incorporated by reference in Amendment No. 4 to our registration statement on Form 10, filed August 10, 2007 pursuant to Section 12 of the Exchange Act, including any amendment or report filed with the SEC for the purpose of updating this description.

We also incorporate by reference reports we file in the future under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any portions of any such documents that are “furnished” but not “filed” for purposes of the Exchange Act), including reports filed after the date of the initial filing of the registration statement and before the effectiveness of the registration statement, until we sell all of the securities offered by this prospectus or terminate this offering.

You may request a copy of any of the documents referred to above, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by contacting us in writing or by telephone at:

Secretary Marshall & Ilsley Corporation 770 North Water Street Milwaukee, Wisconsin 53202 Phone: (414) 765-7801

You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

FORWARD-LOOKING STATEMENTS

Statements included or incorporated by reference in this prospectus and the applicable prospectus supplement which are not historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements include: (1) statements made in Old Marshall & Ilsley’s annual report on Form 10-K for the year ended December 31, 2006 under Item 1, Business, and Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, including, without limitation, statements with respect to internal growth plans, projected revenues, margin improvement, future acquisitions, capital expenditures and adequacy of capital resources; (2) statements included or incorporated by reference in our future filings with the SEC; and (3) information contained in written material, releases and oral statements issued by, or on behalf of, us including, without limitation, statements with respect to projected revenues, costs, earnings and earnings per share. Forward-looking statements also include statements regarding the intent, belief or current expectation of M&I and its officers. Forward-looking statements include statements preceded by, followed by or that include forward-looking terminology such as “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “continues” or similar expressions.

All forward-looking statements included or incorporated by reference in this prospectus and the applicable prospectus supplement are based on information available to us as of the date of this prospectus or the applicable prospectus supplement. We do not undertake to update any forward-looking statements that may be made by or on behalf of us in this prospectus, the applicable prospectus supplement or otherwise. Our actual results may differ materially from those contained in the forward-looking statements identified above. Factors which may cause such a material difference to occur include, but are not limited to, the factors listed in Item 1A, Risk Factors, of Old Marshall & Ilsley’s annual report on Form 10-K for the year ended December 31, 2006.

MARSHALL & ILSLEY CORPORATION

Marshall & Ilsley Corporation, incorporated in Wisconsin in 2007, is a registered bank holding company under the Bank Holding Company Act of 1956 and is certified as a financial holding company under the Gramm-Leach-Bliley Act of 1999. On November 1, 2007, we completed a corporate reorganization in connection with the separation of our data services subsidiary, Metavante Corporation, from the organization. As part of this transaction, old Marshall & Ilsley Corporation, which we refer to as “Old Marshall & Ilsley,” was separated into two publicly traded companies, us and Metavante Technologies, Inc. WPM, L.P., a limited partnership organized by Warburg Pincus Private Equity IX, L.P., a global private equity investment fund managed by Warburg Pincus LLC, acquired 25% of the outstanding common stock of Metavante Technologies, Inc. in exchange for a $625 million investment in Metavante Technologies, Inc. We received a contribution of approximately $1.665 billion in cash from Metavante Technologies, Inc. and Old Marshall & Ilsley received $982 million from Metavante Corporation as repayment of debt owed to it as part of this separation.

Immediately following the cash contribution by Metavante Technologies, Inc., the shareholders of Old Marshall & Ilsley received three shares of our common stock and one share of Metavante Technologies, Inc. common stock in respect of every three shares of Old Marshall & Ilsley common stock held by the shareholders. Through this distribution, the shareholders of Old Marshall & Ilsley received in the aggregate common stock equal to 100% of the outstanding shares of our common stock and 75% of the outstanding shares of Metavante Technologies, Inc. common stock.

As a result of this transaction, we acquired 100% of the outstanding membership interests of Old Marshall & Ilsley, which was converted to a Wisconsin limited liability company and renamed “M&I LLC.” M&I LLC is an interim bank holding company and will continue to own all of the outstanding capital stock of the organization’s banking and non-banking subsidiaries. Through this corporate reorganization, we have become the new top-tier bank holding company for the organization. We were renamed “Marshall & Ilsley Corporation” and are the registrant for SEC reporting purposes.

As of June 30, 2007, Old Marshall & Ilsley had consolidated total assets of approximately $58.3 billion and consolidated total deposits of approximately $35.0 billion, making us the largest bank holding company headquartered in Wisconsin. Our pro forma total assets as of June 30, 2007 were $55.8 billion and our pro forma consolidated total deposits as of June 30, 2007 were $35.2 billion. Our executive offices are located at 770 North Water Street, Milwaukee, Wisconsin 53202 (telephone number (414) 765-7801).

Our principal assets are the stock of our bank and nonbank subsidiaries, which, as of November 1, 2007, included five bank and trust subsidiaries and a number of companies engaged in businesses that the Board of Governors of the Federal Reserve System has determined to be closely related or incidental to the business of banking. We provide our subsidiaries with financial and managerial assistance in such areas as budgeting, tax planning, auditing, compliance assistance, asset and liability management, investment administration and portfolio planning, business development, advertising and human resources management.

Our primary business consists of banking, which includes accepting deposits, making loans and providing other services such as residential and commercial mortgage banking, cash management, foreign exchange and correspondent banking to a variety of commercial and retail customers. Our other businesses include wealth management, which consists of trust services, private banking and brokerage services, as well as a capital markets group, insurance services and commercial leasing.

Marshall & Ilsley Corporation is a legal entity separate and distinct from its subsidiaries. Our principal source of funds to pay dividends on our capital stock and interest on our debt is dividends from our subsidiaries. Various federal and state statutes and regulations restrict the amount of dividends our subsidiaries may pay to us. Our subsidiaries are not obligated to make required payments on our debt or other securities. Accordingly, our rights and the rights of holders of our debt and other securities to participate in any distribution of the assets or income from any subsidiary is necessarily subject to the prior claims of creditors of the subsidiary. In addition, our bank and savings association subsidiaries hold a significant portion of their mortgage and investment portfolios indirectly through their ownership interest in direct and indirect subsidiaries. The ability of our bank and savings association subsidiaries to participate in any distribution of the assets or income of the direct or indirect subsidiaries is likewise subject to the prior claims of creditors of those direct and indirect subsidiaries.

USE OF PROCEEDS

Unless we indicate a different use in an accompanying prospectus supplement, the net proceeds from the sale of the offered securities will be added to our general funds and may be used for:

•	debt reduction or debt refinancing, including the refinancing of our outstanding commercial paper;

•	investments in or advances to subsidiaries;

•	acquisitions of bank and non-bank subsidiaries;

•	repurchase of shares of our common stock or other securities; and

•	other general corporate purposes.

Until the net proceeds have been used, they may be temporarily invested in securities or held in deposits of our affiliated banks.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth Old Marshall & Ilsley’s consolidated ratio of earnings to fixed charges on a historical basis for the periods indicated and our Consolidated ratio of earnings to Fixed charges on a pro forma basis for the period ended June 30, 2007. For purposes of computing the ratio of earnings to fixed charges, earnings represent income before taxes and fixed charges. Fixed charges, excluding interest on deposits, consist of interest expense and one-third of rental expense for all operating leases, which we believe to be representative of the interest portion of rent expense. Fixed charges, including interest on deposits, consist of interest expense, one third of rental expense and interest on deposits.

	Pro Forma Six Months Ended June 30, 2007	Historical Six Months Ended June 30, 2007	Years Ended December 31,
			2006	2005	2004	2003	2002
Ratio of earnings to fixed charges:
Excluding interest on deposits	2.62x	2.57x	2.73x	3.28x	4.24x	3.71x	3.27x
Including interest on deposits	1.60x	1.65x	1.68x	2.05x	2.64x	2.46x	2.17x

DESCRIPTION OF M&I SENIOR AND SUBORDINATED DEBT SECURITIES

This section describes the general terms and provisions of our senior debt securities and subordinated debt securities, which are sometimes referred to in this section as “debt securities.” The applicable prospectus supplement will describe the specific terms of the series of debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

The senior debt securities will be issued under a senior indenture between us and The Bank of New York, as trustee, dated as of November 5, 2007. The subordinated debt securities will be issued under a subordinated indenture dated November 5, 2007 between us and The Bank of New York, as trustee. Copies of the indentures have been filed as exhibits to the registration statement of which this prospectus forms a part.

We have summarized the material terms and provisions of the indentures in this section. You should read the indentures for provisions that may be important to you.

The indentures under which the debt securities will be issued do not limit the amount of debt which we or our subsidiaries may incur.

Terms of the Securities

The debt securities will not be secured by any of our assets. The indentures do not limit the amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series. The indentures do not limit the principal amount of any particular series of debt securities. The senior debt securities will rank equally with all of our other unsecured and unsubordinated indebtedness. The subordinated debt securities will be subordinate to the prior payment in full of any of our senior indebtedness.

Each prospectus supplement will specify the particular terms of the debt securities offered. These terms may include:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of debt securities of that series;

•	the date or dates on which the debt securities will mature;

•	the interest rate or rates of the debt securities, if any, and the date or dates from which interest will accrue;

•	the interest payment dates, the dates on which payment of any interest will begin and the regular record dates;

•	whether payment of interest will be contingent in any respect and/or the interest rate reset;

•	any remarketing or extension features of the debt securities;

•	any mandatory or optional redemption provisions applicable to the debt securities;

•	any mandatory or optional sinking fund or similar provisions applicable to the debt securities;

•	whether the debt securities are senior debt securities or subordinated debt securities;

•	the terms on which the debt securities may be repayable before final maturity;

•	the portion of the principal amount payable upon acceleration of maturity;

•	events of default;

•	if other than U.S. dollars, the currency or currencies in which payments on the debt securities will be payable;

•

whether the debt securities will be issuable only in global form, which is known as a global security, and, if so, the name of the depositary for the global security and the circumstances under which the global security may be registered for transfer or exchange in the name of the person other than the depositary; and

•	any other specific terms of the debt securities.

Where appropriate, the applicable prospectus supplement will describe the United States federal income tax considerations relevant to the debt securities.

Some of the debt securities may be issued as original issue discount securities. Original issue discount securities bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount. Any applicable prospectus supplement will also contain any special United States federal income tax or other information relating to original issue discount securities.

Subordination of Subordinated Debt Securities

The subordinated debt securities will be subordinate to all of our senior indebtedness. Senior indebtedness includes any of our obligations to our creditors, other than:

•	any of our obligations that expressly provide that they are not senior indebtedness; and

•	any subordinated debt securities issued under the subordinated indenture.

If we fail to pay principal, premium or interest on any of our senior indebtedness when the payment is due and payable, then, unless and until the default is cured or waived or ceases to exist, we will not make, or agree to make, any direct or indirect payment of principal, premium or interest on the subordinated debt securities. We will pay all senior indebtedness, including any interest that accrues after any of the following proceedings begin, in full before we make any payment or distribution to any holder of any of the subordinated debt securities in the event of:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property;

•	any voluntary or involuntary proceeding relating to our liquidation, dissolution or other winding-up;

•	any assignment we make for the benefit of creditors; or

•	any other marshalling of our assets.

If any of the above events occur, we will pay any payment or distribution which would otherwise, not taking into account the subordination provisions, be payable or deliverable in respect of the subordinated debt securities directly to the holders of senior indebtedness in accordance with the priorities then existing among those holders until all senior indebtedness, including any interest which accrues after the commencement of any such proceedings, has been paid in full. If the trustee or any holder of any subordinated debt security receives any payment or distribution under the subordinated debt securities in contravention of any of the terms of the subordination provisions, the payment or distribution will be received in trust for the benefit of and will be paid to the holders of the senior indebtedness at the time outstanding in accordance with the priorities then existing among those holders for application to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all of the senior indebtedness in full.

The subordinated indenture does not limit the issuance of additional senior indebtedness. Our obligations with respect to the subordinated debt securities of any series will be equal to our obligations with respect to subordinated debt securities of each other series.

Limitations on Disposition or Issuance of Stock of Certain Subsidiaries

Under the senior indenture we may not, and may not permit a subsidiary to, sell, assign, transfer or otherwise dispose of or issue any shares of stock of any subsidiary or any securities convertible into stock of any subsidiary which is:

•	a subsidiary bank whose assets constitute 10% or more of the total assets of all subsidiary banks, which is referred to below as a principal constituent bank; or

•	a subsidiary that owns shares of stock or any securities convertible into stock of a principal constituent bank.

However, we or any of our subsidiaries may dispose of or issue stock of any subsidiary or any securities convertible into stock of any subsidiary under the following circumstances:

•	when acting in a fiduciary capacity for any other person;

•	to us or any of our wholly owned subsidiaries; or

•	the merger or consolidation of a principal constituent bank with and into any other bank that is our subsidiary.

In addition, we may sell, assign, transfer, otherwise dispose of or issue shares of stock of a principal constituent bank or a subsidiary that owns shares of stock or any securities convertible into stock of a principal constituent bank under the following circumstances:

•	to qualify a person as a director; or

•	to comply with a court or regulatory authority order or as a condition imposed by a court or regulatory authority in order for us to acquire any other corporation or entity.

We may also dispose of or issue shares of stock or any securities convertible into stock of a principal constituent bank or sell stock or any securities convertible into stock of any subsidiary that owns shares of stock or any securities convertible into stock of a principal constituent bank under the following circumstances:

•

the sale, assignment, transfer, other disposition or issuance is for fair market value (as determined by our board of directors) and, after giving effect to such disposition and to any potential dilution, if applicable, we and our wholly owned subsidiaries will own directly not less than 80% of the stock of such principal constituent bank or subsidiary; or

•

a principal constituent bank sells or issues additional shares of stock to its shareholders at any price, so long as immediately after the sale, we own at least as great a percentage of the principal constituent bank’s stock as we owned prior to the sale or issuance of additional shares.

The senior indenture does not restrict the sale or other disposition of non-bank subsidiaries. The subordinated indenture does not contain the restrictions described above.

Limitations on Liens

Under the senior indenture, we may not, and may not permit any subsidiary bank to, incur any lien upon any shares of stock of any subsidiary bank without securing the senior debt securities then outstanding under the senior indenture equally and ratably with the lien. The subordinated indenture does not contain this limitation.

Limitations on Acquisitions

Under the senior indenture, we may not acquire stock of any corporation and we may not acquire substantially all of the assets and liabilities of any corporation, unless, immediately after the acquisition, we would be in full compliance with the senior indenture. The subordinated indenture does not contain this limitation.

Events of Default

Senior Debt Securities. The following will be events of default under the senior indenture with respect to senior debt securities of a series:

•	our failure to pay principal of, or any premium on, any debt security of that series when the payment is due;

•	our failure to pay any interest on any debt security of that series when the interest payment is due, and the failure continues for 30 days;

•	our failure to deposit any sinking fund payment for any debt security of that series when due;

•

our failure to perform any other covenants in the indenture, other than a covenant included in the indenture solely for the benefit of a different series of debt securities, which has continued for 90 days after we have been given written notice of the default as provided in the indenture;

•	the occurrence of certain events in bankruptcy, insolvency or reorganization involving us or a principal constituent bank; and

•	any other event of default regarding that series of debt securities.

If an event of default in connection with any outstanding series of senior debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount due and payable immediately. Subject to certain conditions, the declaration of acceleration may be rescinded and annulled by the holders of a majority of the principal amount of senior debt securities of that series.

Subordinated Debt Securities. An event of default under the subordinated indenture with respect to subordinated debt securities of any series occurs upon certain events in bankruptcy, insolvency or reorganization involving us and any other event of default regarding that series of debt securities. If an event of default in connection with any outstanding series of subordinated debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount due and payable immediately. Subject to certain conditions, the declaration of acceleration may be rescinded and annulled by the holders of a majority of the principal amount of subordinated debt securities of that series.

In addition, the subordinated indenture also provides for defaults, which are not events of default and do not entitle the holders to accelerate the principal of the subordinated debt securities. The following are defaults under the subordinated indenture with respect to subordinated debt securities of a series:

•	our failure to pay principal of, or any premium on, any debt security of that series when the payment is due;

•	our failure to pay any interest on any debt security of that series when the interest payment is due, and continuance of this default for 30 days;

•

our default in the performance, or breach, of any of our covenants or warranties in the indenture, other than a covenant or warranty included in the indenture solely for the benefit of a different series of subordinated debt securities, which has continued for 90 days after we have been given written notice of the default as provided in the indenture;

•	any event of default under the subordinated indenture; and

•	any other default regarding that series of debt securities.

If there is a default in payment of principal or interest (not cured within 30 days) in connection with any outstanding series of subordinated debt securities and upon demand of the trustee, we will be required to pay the whole principal amount (and premium, if any) and interest, if any, then due and payable on the subordinated debt securities of that series to the trustee for the benefit of the holders of the outstanding subordinated debt securities of that series.

Modification and Waiver

Each indenture provides that, subject to certain exceptions, modifications and amendments to that indenture may be made by us and the trustee with the consent of the holders of 66- 2/3% of the principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity of the principal of or any installment of principal or interest on, any debt security;

•	reduce the principal amount, the premium or interest on any debt security;

•	change the place of payment or currency in which any debt security or any principal, premium or interest on that debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on any debt security;

•

reduce the percentage of the principal amount of debt securities of any series necessary for waiver of compliance with certain provisions of the applicable indenture or for waiver of certain defaults under the indenture; or

•	in the case of the subordinated indenture, modify the provisions of the indenture with respect to the subordination provisions in a manner adverse to the holders of the subordinated debt securities.

In certain circumstances, we may enter into supplemental indentures with respect to each indenture without the consent of holders of any outstanding debt securities to evidence a merger, the replacement of the trustee or for other specified purposes.

The holders of at least 50% of the principal amount of the outstanding debt securities of any series may waive compliance by us with certain provisions of the indentures. The holders of a majority of the principal amount of the outstanding debt securities of any series may waive any past default under the applicable indenture with respect to that series, except a default in the payment of principal, or any premium or interest payable on any debt security of that series or of a provision which under the applicable indenture cannot be modified or amended, without the consent of each affected holder.

Consolidation, Merger and Sale of Assets

Under each of the indentures, we may not consolidate with or merge into, and we may not transfer substantially all of our assets as an entirety to, any entity, unless:

•	the successor corporation assumes our obligations on the debt securities and under the indentures;

•	there is no event of default (or, in the case of the subordinated indenture, no default);

•	after notice or lapse of time, there is no event that occurred and is continuing that would become an event of default (or default); and

•	certain other conditions are met.

Registration and Transfer

Each series of the debt securities will be issued in registered form only, without coupons.

Unless otherwise indicated in the applicable prospectus supplement, the debt securities issued in certificated form will be issued in integral multiples of $1,000. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

Payment and Paying Agent

Our subsidiary, M&I Marshall & Ilsley Bank, will initially serve as paying agent. Unless otherwise indicated in the applicable prospectus supplement, we will pay the principal, interest and premiums, if any, on fully registered debt securities at the office of the paying agent in Milwaukee, Wisconsin. At our option, payment of interest on fully registered debt securities may also be made by check mailed to the persons in whose names the debt securities are registered.

No Protection in the Event of a Highly Leveraged Transaction

The indentures do not protect holders from a sudden and dramatic decline in our credit quality resulting from takeovers, recapitalizations, or similar restructurings or other highly leveraged transactions.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with a depositary that we will identify in a prospectus supplement. Unless and until a global security is exchanged in whole or in part for individual certificates in definitive form which evidence the debt securities represented by a global security, a global security may not be transferred except as a whole by the depositary to a nominee of that depositary or by a nominee of that depositary to a depositary or another nominee of that depositary.

The specific terms of the depositary arrangements for each series of debt securities will be described in the applicable prospectus supplement.

Additional Provisions

Subject to certain limitations, we may in certain circumstances set any day as the record date for the purpose of determining the holders of outstanding debt securities of any series entitled to give or take any request, demand, authorization, direction, notice, waiver or other action as provided or permitted by the indentures.

The trustee has the duty to act with the required standard of care during default. The trustee is not otherwise obligated to exercise any of its rights or powers under either indenture at the request or direction of any of the holders of the debt securities, unless the holders have offered the trustee reasonable indemnification. The indentures provide that the holders of a majority of the principal amount of outstanding debt securities of any series may, in certain circumstances, direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee.

No holder of a debt security of any series will have any right to institute any proceeding for any remedy under the applicable indenture, unless:

•	the holder has provided the trustee with written notice of a continuing event of default or default regarding the holder’s series of debt securities;

•

the holders of at least 25% in principal amount of the outstanding debt securities of a series have made a written request, and offered reasonable indemnification to the trustee, to institute a proceeding for remedy;

•	the trustee has not received a direction during such 60-day period inconsistent with such request from the holders of a majority in principal amount of the outstanding debt securities; and

•	the trustee has failed to institute the proceeding within 60 days after receipt of such request.

However, the holder of any debt security will have an absolute right to receive payment of principal, premium and any interest on such debt security on the due dates expressed in such debt security and to institute suit for the enforcement of any such payment.

Satisfaction and Discharge

Each indenture provides that we will be discharged from certain of our obligations under that indenture relating to the outstanding debt securities of a series if we deposit with the trustee funds sufficient for payment of all principal, premium, interest and additional amounts, if any, on those debt securities when due. In that event, holders of those debt securities will only be able to look to the trust fund for payment of the principal, premium and interest on their debt securities until maturity.

Conversion and Exchange

If any offered debt securities are convertible into preferred stock, depositary shares or common stock at the option of the holders or exchangeable for preferred stock, depositary shares or common stock at our option, the prospectus supplement relating to those debt securities will include the terms and conditions governing any conversions and exchanges.

Governing Law

Each indenture and the securities will be governed by and construed in accordance with the laws of the State of New York.

Reports to the Trustee

We are required to furnish the trustee an annual statement regarding whether we are in default under the indentures.

The Trustee

We or our affiliates may be customers of, or engage in transactions with, or perform services for, the trustee and its affiliates in the ordinary course of business. Because debt securities issued under the senior and subordinated indentures do not rank equally with each other, upon a default under one of the indentures, the trustee would have a conflicting interest if debt securities were outstanding under the other indenture. As a result, the trustee may be required to resign as trustee of one of the indentures and we may be required to appoint a successor trustee.

DESCRIPTION OF COMMON STOCK

We have summarized the material terms and provisions of the common stock in this section. We have also filed our restated articles of incorporation and our amended and restated by-laws, each as amended, as exhibits to the registration statement of which this prospectus is a part. You should read our restated articles of incorporation and our amended and restated by-laws for additional information before you buy any securities which may be exercised or exchangeable for or converted into common stock.

General

Authorized and Outstanding Shares. As of November 2, 2007, our authorized common stock, par value $1.00 per share, was 700,000,000 shares. From these authorized shares, we had issued and outstanding 267,562,437 shares. Shares of our common stock, when issued against full payment of their purchase price, and shares of our common stock issuable upon conversion, exchange or exercise of any of the other securities offered by this prospectus, will be validly issued, fully paid and non-assessable.

Voting Rights. The holders of our common stock are entitled to one vote per share on all matters to be voted on by shareholders, except to the extent that the voting power of shares held by any person in excess of 20% of the voting power in the election of directors may be limited (in voting on any matter) to one-tenth of the full voting power of those shares under Section 180.1150 of the WBCL. The holders of common stock are not entitled to cumulative voting rights. The WBCL and our amended and restated by-laws require a plurality of all votes cast at a meeting at which a quorum is present to elect directors. For most other shareholder votes, the WBCL and our amended and restated by-laws provide that an action is approved if the votes cast in favor of the action exceed the votes cast opposing the action at a meeting at which a quorum is present, unless our restated articles of incorporation, our amended and restated by-laws or the WBCL provide otherwise.

Dividends. Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment of dividends, subject to any preferential rights of any outstanding preferred stock.

Liquidation. In the event of our liquidation or dissolution, the holders of our common stock will be entitled to share ratably in all assets remaining for distribution to shareholders, subject to any preferential rights of any outstanding preferred stock.

Other Rights. Except as set forth in any written agreement between us and any shareholder, holders of our common stock have no preemptive or other subscription rights, and the shares of common stock are not subject to further calls or assessment by us. There are no conversion rights or sinking fund provisions applicable to the shares of our common stock.

Listing. The outstanding shares of our common stock are listed on the New York Stock Exchange under the symbol “MI.” The transfer agent for our common stock is Continental Stock Transfer & Trust Company.

Wisconsin Law and Certain Articles and By-Laws Provision; Anti-Takeover Measures

Certain provisions of our restated articles of incorporation and our amended and restated by-laws and the WBCL may delay or make more difficult acquisitions or changes of control of M&I not approved by our board of directors. These provisions may also make it more difficult for third parties to replace our current management without the concurrence of our board of directors. In addition, Federal Reserve Board approval is required for certain acquisitions of our common stock or other voting stock. All of these provisions could have the effect of discouraging third parties from making proposals that shareholders may otherwise consider to be in their best interests, including tender offers or attempts that might allow shareholders to receive premiums over the market price of their common stock.

Size and Classification of Board of Directors. Our restated articles of incorporation and amended and restated by-laws provide that our board will consist of not less than three directors (exclusive of directors, if any, elected by the holders of one or more classes or series of preferred stock pursuant to the restated articles of incorporation applicable thereto), the number of which may be established within such limits by resolution adopted by the affirmative vote of a majority of the entire board of directors then in office; provided, that, the board of directors may not decrease the number if the term of any incumbent director would thereby be affected. Except as otherwise provided by the WBCL and subject to the rights of the holders of any class or series of capital stock having a preference over the common stock as to dividends or upon liquidation, special meetings of our shareholders may be called only by the Chief Executive Officer or the President pursuant to a resolution approved by not less than a majority of the board of directors or upon the demand, in accordance with the procedures set forth in an amended and restated by-laws, of the holders of record of shares representing at least ten percent (10%) of all the votes entitled to be cast on any issue proposed to be considered at the proposal special meeting. These provisions have the effect of making it difficult for a potential acquirer to gain control of our board of directors.

Removal of Directors for “Cause.” Exclusive of directors, if any, elected by holders of one or more classes of preferred stock, holders of common stock may remove a director only for “cause” and then only by a vote of two-thirds of the outstanding shares of our capital stock entitled to vote at a meeting of shareholders called for that purpose. “Cause” is defined solely as malfeasance arising from the performance of a director’s duties which has a materially adverse effect on the business of M&I. This provision could deter or discourage a party seeking to obtain control of M&I by removing one or more directors from our board.

Our restated articles of incorporation provide that any newly created directorship resulting from an increase in the number of directors and any other vacancy on our board of directors, however caused, shall be filled by vote of a majority of the directors then in office, although less than a quorum (or by a sole remaining director). Any director so elected to fill any vacancy in our board of directors, including a vacancy created by an increase in the number of directors, shall hold office until the next annual meeting of our shareholders and until his or her successor shall be elected and shall qualify. Notwithstanding the foregoing, whenever the holders of any one or more series of preferred stock issued shall have the right, voting separately by series, to elect directors at an annual or special meeting of shareholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the terms of the restated articles of incorporation.

Advance Notice of Proposals to be Brought at the Annual Meeting. Pursuant to our amended and restated by-laws, any shareholder who intends to bring business before an annual meeting of shareholders must provide M&I with notice of such intention, the nature of such proposal, the reasons for conducting such business at the annual meeting and certain information regarding the shareholder bringing the proposal not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. This provision could render more difficult or discourage an attempt to obtain control of M&I through a proposal brought before an annual meeting of shareholders. M&I would have to be given advance notice of any such proposal in accordance with our amended and restated by-laws which notice to M&I may discourage the making of such proposal.

Advance Notice of Nominations of Directors. Pursuant to our restated articles of incorporation and our amended and restated by-laws, any shareholder who intends to nominate directors for election at a meeting called for that purpose must provide M&I with notice of such intention, a written consent of the nominee to serve as a director, certain information regarding the proposed nominee and certain information regarding the nominating shareholder not less than 90 days prior to the anniversary date of the annual meeting of shareholders in the immediately preceding year. This provision could deter or discourage a party seeking to obtain control of M&I by electing directors to our board. Any such party would be required to comply with our restated articles of incorporation and amended and restated by-laws in nominating directors to our board and such compliance could deter or discourage such party from nominating directors to our board.

Authorized and Unissued Stock. As of November 2, 2007, our authorized capital consisted of 5,000,000 shares of preferred stock, all of which are unissued, and 700,000,000 shares of common stock, of which 267,562,437 shares were unissued. Our board of directors has the right to cause us to issue authorized and unissued shares from time to time, without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. The board’s power to approve the issuance of preferred stock could, depending on the terms of such stock, either impede or facilitate the completion of a merger, tender offer or other takeover attempt. Similarly, the board’s existing ability to issue additional shares of our common stock could, depending upon the circumstances of their issue, either impede or facilitate the completion of a merger, tender offer or other takeover attempt, and thereby protect the continuity of our management and possibly deprive the shareholders of opportunities to sell their shares of common stock at higher than prevailing market prices. For example, the issuance of new shares might impede a business combination if they were issued in connection with a rights plan or if the terms of those shares include series voting rights which would enable the holder to block business combinations. Alternatively, the issuance of new shares might facilitate a business combination if those shares have general voting rights sufficient to cause an applicable percentage vote requirement to be satisfied. The board will make any determination regarding issuance of additional shares based on its judgment as to the best interests of us and our shareholders.

Constituency or Stakeholder Provision. Under Section 180.0827 of the WBCL, in discharging his or her duties to M&I and in determining what he or she believes to be in the best interests of M&I, a director or officer may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which we operate and any other factors that the director or officer considers pertinent. This provision may have anti-takeover effects in situations where the interests of our stakeholders, other than shareholders, conflict with the short-term maximization of shareholder value.

Wisconsin Anti-Takeover Statutes. Sections 180.1140 to 180.1144 of the WBCL, which are referred to as the Wisconsin business combination statutes, prohibit a Wisconsin corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless prior to such date the board of directors approved the business combination or the transaction in which the person became an interested stockholder. Under specified circumstances, a Wisconsin corporation may engage in a business combination with an interested stockholder more than three years after the stock acquisition date. For purposes of the Wisconsin business combination statutes, a “business combination” includes (a) a merger or share exchange, (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the aggregate market value of the assets or outstanding stock of the corporation or 10% of the corporation’s earning power or income on a consolidated basis, (c) the issuance of stock or rights to purchase stock having an aggregate market value equal to at least 5% of the outstanding stock, unless the stock was issued or transferred pursuant to the exercise of warrants, rights or options or a dividend or distribution made proportionately to all shareholders, (d) the adoption of a plan of liquidation or dissolution and (e) other enumerated transactions involving an interested stockholder if the affect is to increase the proportionate share of the outstanding stock (or securities convertible into stock) of the corporation or its subsidiary beneficially owned by the interested stockholder, and (f) receipt by the interested stockholder of the benefit of a loan, advance, guarantee, pledge or other financial assistance provided by or through the corporation or subsidiary, unless the benefit is received proportionately by all shareholders. Under the Wisconsin business combination statutes, an “interested stockholder” is a person who beneficially owns 10% of the voting power of the outstanding voting stock of the corporation, or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within three years prior to the date in question.

A “resident domestic corporation” means a public Wisconsin corporation that, as of the stock acquisition date in question, has:

•	its principal offices located in Wisconsin;

•	significant business operations located in Wisconsin;

•	more than 10% of the holders of record of its stock who are residents of Wisconsin; or

•	more than 10% of its shares held of record by residents of Wisconsin.

We are considered a resident domestic corporation for purposes of these provisions.

Sections 180.1130 to 180.1133 of the WBCL, which are referred to as the Wisconsin fair price statutes, require that “business combinations” involving a “significant shareholder” and a Wisconsin corporation be approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by the outstanding voting shares of the corporation, and (2) two-thirds of the votes entitled to be cast by the holders of the voting shares that are not beneficially owned by a “significant shareholder” or an affiliate or associate of a significant shareholder who is a party to the transaction, unless the fair price conditions specified in the statute have been satisfied. This requirement is in addition to any vote that may be required by law or our restated articles of incorporation. For purposes of the Wisconsin fair price statutes, a “business combination” generally includes a merger or share exchange, or a sale, lease, exchange or other disposition, other than a mortgage or pledge if not made to the avoid the fair price statutes and the defensive action restrictions statute (as described below). Under the Wisconsin fair price statutes, a “significant shareholder” is a person who beneficially owns, directly or indirectly, 10% or more of the voting power of the outstanding stock of the corporation, or who is an affiliate of the corporation and beneficially owned, directly or indirectly, 10% or more of the voting power of the outstanding stock of the corporation within two years prior to the date in question. The Wisconsin fair price statutes may discourage any attempt by a shareholder to squeeze out other shareholders without offering an appropriate premium purchase price.

Under Section 180.1150(2) of the WBCL, the voting power of shares of a Wisconsin corporation that are held by any person in excess of 20% of the voting power are limited (in voting on any matter) to 10% of the full voting power of those excess shares, unless otherwise provided in the articles of incorporation or unless full voting rights have been restored at a special meeting of the shareholders called for that purpose. This statute is designed to protect corporations against uninvited takeover bids by reducing to one-tenth of their normal voting power all shares in excess of 20% owned by an acquiring person. This provision may deter any shareholder from acquiring in excess of 20% of our outstanding voting stock. Section 180.1150(3) excludes shares held or acquired under certain circumstances from the application of Section 180.1150(2), including, among others, shares acquired directly from M&I and shares acquired in a merger or share exchange to which M&I is a party.

Section 180.1134 of the WBCL, which is referred to as the Wisconsin defensive action restrictions statute, provides that, in addition to the vote otherwise required by law or the articles of incorporation, a Wisconsin corporation must receive approval of the holders of a majority of the shares entitled to vote before the corporation can take the actions discussed below while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin defensive action restrictions statute, shareholder approval is required for the corporation to acquire more than 5% of the corporation’s outstanding voting shares at a price above the market price from any individual who or organization which owns more than 3% of the outstanding voting shares and has held the shares for less than two years, unless a similar offer is made to acquire all voting shares and all securities which may be converted into voting shares. This restriction may deter a shareholder from acquiring shares of our common stock if the shareholder’s goal is to have M&I repurchase the shareholder’s shares at a premium over the market price. Shareholder approval is also required under the Wisconsin defensive action restrictions statute for the corporation to sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors and a majority of the independent directors vote not to be governed by this restriction.

Indemnification; Limitation on Liability. Sections 180.0850 to 180.0859 of the WBCL require a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, which includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. A corporation is obligated to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, which liability includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses, unless such liability was incurred as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws, or by written agreement, the director or officer seeking indemnification is entitled to select one of the following means for determining his or her right to indemnification: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee duly appointed by the board of directors of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Section 180.0850 to 180.0859 of the WBCL are not exclusive. A corporation may expand a director’s or officer’s rights to indemnification: (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, we have adopted indemnification provisions in our amended and restated by-laws that closely track the statutory indemnification provisions of the WBCL with certain exceptions. In particular, Section 6.1 of our amended and restated by-laws, among other items, provides that (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited and (ii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. As permitted by Section 180.0857 of the WBCL, we have purchased directors’ and officers’ liability insurance that insures our directors and officers, among other things, against certain liabilities that may arise under the Securities Act.

Federal Law Restrictions. The Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring “control” of a bank holding company unless:

•	the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition and

•

within that time period, the Federal Reserve Board has not issued a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued or unless the acquisition otherwise requires Federal Reserve Board approval. An acquisition may be made before expiration of the disapproval period if the Federal Reserve Board issues written notice that it intends not to disapprove the action. It is generally assumed that the acquisition of more than 10% of a class of voting stock of a bank holding company with publicly held securities, such as M&I, would constitute the acquisition of control.

In addition, any “company” would be required to obtain Federal Reserve Board approval before acquiring 25% or more of our outstanding voting stock. If the acquirer is a bank holding company, this approval is required before acquiring 5% of our outstanding common stock. Obtaining “control” over M&I would also require Federal Reserve Board prior approval. “Control” generally means:

•	the ownership or control of 25% or more of a bank holding company voting securities class;

•	the ability to elect a majority of the bank holding company’s directors; or

•	the ability otherwise to exercise a controlling influence over the bank holding company’s management and policies.

DESCRIPTION OF PREFERRED STOCK

The following information describes the general terms and provisions of our preferred stock. This information may not be complete in all respects and is qualified entirely by reference to our restated articles of incorporation with respect to each series of preferred stock. Our restated articles of incorporation are, and any amendments to the articles will be, incorporated by reference in the registration statement of which this prospectus is a part for the issuance of any series of preferred stock. This information relates to terms and conditions that apply to the preferred stock as a class. The specific terms of any series of preferred stock will be described in the applicable prospectus supplement. If so described in a prospectus supplement, the terms of that series may differ from the general description of the terms described below.

Authorized Preferred Stock

As of November 1, 2007, our authorized preferred stock consists of 5,000,000 shares of preferred stock, par value $1.00 per share, of which no shares of preferred stock were issued and outstanding.

General

Under our restated articles of incorporation, the preferred stock may be issued from time to time in one or more series, upon board authorization and without shareholder approval. Within certain legal limits, the board is authorized to determine the terms of any series of preferred stock, including:

•	designation;

•	number of shares;

•	voting rights;

•	dividend rights;

•	liquidation preferences;

•	any redemption, sinking fund or conversion provisions; and

•	any other terms, limitations and relative rights and preferences.

Thus, the board, without shareholder approval, could authorize preferred stock to be issued with voting, conversion and other rights that could adversely affect the voting power and other rights of common shareholders or other outstanding series of preferred stock.

Each series of preferred stock will have the dividend, liquidation, redemption and voting rights described below unless otherwise described in a prospectus supplement pertaining to a specific series of preferred stock. The applicable prospectus supplement will describe the following terms of the series of preferred stock in respect of which this prospectus is being delivered:

•	the designation of that series and the number of shares offered;

•	the amount of the liquidation preference, if any, per share or the method of calculating that amount;

•	the initial public offering price at which shares of that series will be issued;

•	the dividend rate, if any, or the method of calculating that rate, the dates on which dividends will be paid and the dates from which dividends will begin to cumulate, if applicable;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights;

•	any additional voting and other rights, preferences, privileges, qualifications, limitations and restrictions;

•	any securities exchange listing;

•	the relative ranking and preferences of that series as to dividend rights and rights upon any liquidation, dissolution or winding up of M&I; and

•	any other terms of that series.

Shares of our preferred stock, when issued against full payment of their purchase price, will be validly issued, fully paid and non-assessable.

Where appropriate, the applicable prospectus supplement will describe the United States federal income tax considerations relevant to the preferred stock.

Rank

Each series of preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank prior to common stock. The rank of each separate series of preferred stock will be described in the applicable prospectus supplement, but all shares of each series will be of equal rank with each other.

Dividends

Holders of each series of preferred stock will be entitled to receive, when, as and if our board declares, cash dividends, payable at the dates and at the rates per share as described in the applicable prospectus supplement. Those rates may be fixed, variable or both.

Dividends may be cumulative or noncumulative, as described in the applicable prospectus supplement. If dividends on a series of preferred stock are noncumulative and if our board fails to declare a dividend for a dividend period for that series, then holders of that preferred stock will have no right to receive a dividend for that dividend period, and we will have no obligation to pay the dividend for that period, whether or not dividends are declared for any future dividend payment dates. If dividends on a series of preferred stock are cumulative, the dividends on those shares will accrue from and after the date mentioned in the applicable prospectus supplement.

Redemption

The terms on which any series of preferred stock may be redeemed will be in the applicable prospectus supplement. All shares of preferred stock which we redeem, purchase or acquire, including shares surrendered for conversion or exchange, shall be retired and restored to the status of authorized but unissued shares, but may be reissued only as a part of the preferred stock other than the series of which they were originally a part.

Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, preferred shareholders of any particular series will be entitled, subject to creditors’ rights and holders of any series of preferred stock ranking senior as to liquidation rights, but before any distribution to common shareholders or holders of any series of preferred stock ranking junior as to liquidation rights, to receive a liquidating distribution in the amount of the liquidation preference, if any, per share as mentioned in the applicable prospectus supplement, plus accrued and unpaid dividends for the current dividend period. This would include any accumulation of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative. If the amounts available for distribution upon our liquidation, dissolution or winding up are not sufficient to satisfy the full liquidation rights of all the outstanding preferred stock of that series and all stock ranking equal to that series of preferred stock, then the holders of each series of that stock will share ratably in any distribution of assets in proportion to the full respective preferential amount, which may include accumulated dividends, to which they are entitled. After the full amount of the liquidation preference is paid, the holders of preferred stock will not be entitled to any further participation in any distribution of our assets.

Voting

The voting rights of preferred stock of any series will be described in the applicable prospectus supplement.

Under Wisconsin law, regardless of whether a class or a series of shares is granted voting rights by the terms of our restated articles of incorporation, the shareholders of that class or series are entitled to vote as a separate voting group, or together with other similarly affected series, on certain amendments to our articles of incorporation and certain other fundamental changes that directly affect that class or series.

Under regulations of the Federal Reserve Board, if the holders of any series of preferred stock become entitled to vote for the election of directors because dividends on that series are in arrears, that series may then be deemed a “class of voting securities,” and a holder of 25% or more of that series (or a holder of 5% or more if it otherwise exercises a “controlling influence” over M&I) may then be subject to regulation as a bank holding company. In addition, in that event:

•

any bank holding company may be required to obtain Federal Reserve Board approval, and any foreign bank, and any company that controls a foreign bank, that has certain types of U.S. banking operations may be required to obtain Federal Reserve Board approval under the International Banking Act of 1978, to acquire 5% or more of that series of preferred stock; and

•

any person other than a bank holding company may be required to obtain Federal Reserve Board approval under the Change in Bank Control Act of 1978 to acquire 10% or more of that series of preferred stock.

Conversion or Exchange

The terms on which preferred stock of any series may be converted into or exchanged for another class or series of securities will be described in the applicable prospectus supplement.

Other Rights

The shares of a series of preferred stock may have the preferences, voting powers or relative, participating, optional or other special rights as may be described in the applicable prospectus supplement, our restated articles of incorporation, or as otherwise required by law. The holders of preferred stock will not have any preemptive rights to subscribe to any of our securities.

Title

M&I, the transfer agent and registrar for a series of preferred stock, and any of their agents may treat the registered owner of that preferred stock as the absolute owner of that stock, whether or not any payment for that preferred stock shall be overdue and despite any notice to the contrary, for any purpose. See also “Global Securities.”

Transfer Agent and Registrar

Unless the applicable prospectus supplement specifies otherwise, the transfer agent, registrar and dividend disbursement agent for each series of preferred stock will be Continental Stock Transfer & Trust Company.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement. The specific terms may differ from the general description of terms described below.

We have summarized the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. We have also filed the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement of which this prospectus is a part. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of that series.

General

We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, which we refer to in this prospectus as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion, exchange and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

Where appropriate, the applicable prospectus supplement will describe the United States federal income tax considerations relevant to the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the shares of preferred stock in proportion to the number of depositary shares owned by the holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

Redemption of Depositary Shares

If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock, unless otherwise indicated in the applicable prospectus supplement.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by us or the depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed or reacquired by us;

•	all preferred stock of the relevant series has been withdrawn; or

•

there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock.

Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of the warrants. The prospectus supplement will describe the specific terms of the warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.

We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Warrants may be issued alone or together with securities offered by any prospectus supplement and may be attached to or separate from those securities. Each series of warrants will be issued under a separate warrant agreement between us and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not act as an agent or trustee for any holders of warrants.

We have summarized the material terms and provisions of the warrant agreements and warrants in this section. We have also filed the forms of warrant agreements and the certificates representing the warrants as exhibits to the registration statement of which this prospectus is a part. You should read the applicable forms of warrant agreement and warrant certificate for additional information before you buy any warrants.

General

If warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the warrants;

•

the designation and terms of any series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants offered with each debt security, share of preferred stock, depositary share or other security;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•

the principal amount of the series of debt securities that can be purchased if a holder exercises the warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	whether the warrants will be in registered or bearer form;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

If warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those warrants, including the following where applicable:

•	the offering price;

•

the total number of shares that can be purchased if a holder of the warrants exercises them and, in the case of warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•

the designation and terms of the series of debt securities, preferred stock, depositary shares or other securities with which the warrants are being offered and the number of warrants being offered with each debt security, share of preferred stock, depositary share or other security;

•	the date on and after which the holder of the warrants can transfer them separately from the related securities;

•

the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased if a holder exercises the warrant and the price at which the preferred stock, depositary shares or common stock may be purchased upon each exercise;

•	the date on which the right to exercise the warrants begins and the date on which the right expires;

•	United States federal income tax consequences; and

•	any other terms of the warrants.

Unless we state otherwise in the applicable prospectus supplement, the warrants will be in registered form only.

A holder of warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement.

Until any warrants to purchase debt securities are exercised, the holder of such warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase preferred stock, depositary shares, common stock or other securities are exercised, holders of such warrants will not have any rights of holders of the underlying preferred stock, depositary shares, common stock or other securities, including any right to receive dividends or to exercise any voting rights.

Exercise of Warrants

Each holder of a warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised warrants will become void.

A holder of warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the warrants; and

•

delivering the warrant certificate representing the warrants to the warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the warrant agent receiving payment of the exercise price.

If you comply with the procedures described above, your warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the warrants represented by a warrant certificate, the warrant agent will issue to you a new warrant certificate for the unexercised amount of warrants. Holders of warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement a warrant agreement without the consent of the holders of the applicable warrants if the changes are not inconsistent with the provisions of the warrants and do not materially adversely affect the interests of the holders of the warrants. We, along with the warrant agent, may also modify or amend a warrant agreement and the terms of the warrants if a majority of the then outstanding unexercised warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if we issue capital stock as a dividend or distribution on the common stock;

•	if we subdivide, reclassify or combine the common stock;

•

if we issue rights or warrants to all holders of common stock entitling them to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants;

•	if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions referred to above; or

•	any other event described in the applicable prospectus supplement.

Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation, merger or share exchange involving our company; or

•	a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, share exchange, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

CERTAIN ERISA CONSIDERATIONS

The discussion of ERISA set forth below is general in nature and is not intended to be all-inclusive. Fiduciaries of ERISA plans, governmental plans, church plans or other entities whose assets include plan assets subject to ERISA, Section 4975 of the Internal Revenue Code or substantially similar federal, state or local laws should consult with their legal advisors regarding the consequences of an investment in the securities.

General

A fiduciary of an employee benefit plan, or any entity deemed to hold “plan assets” of such a plan, subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, which we refer to as “ERISA,” should consider fiduciary standards under ERISA in the context of the particular circumstances of such plan before authorizing an investment in the securities. Such fiduciary should consider ERISA’s diversification and prudence requirements and whether the investment is in accordance with the documents and instruments governing the plan and the fiduciary. In addition, ERISA and the Internal Revenue Code of 1986, as amended, prohibit a wide range of transactions involving, on the one hand, the assets of an employee benefit plan subject to ERISA or the assets of a plan subject to Section 4975 of the Internal Revenue Code (including individual retirement accounts, individual retirement annuities and Keogh plans) or any entity in which such plan invests whose assets are deemed “plan assets” (referred to as “ERISA plan”) and, on the other hand, persons who have certain specified relationships to the ERISA plan (“parties in interest,” within the meaning of ERISA, and “disqualified persons,” within the meaning of the Internal Revenue Code). We refer to these transactions as “prohibited transactions.” If not covered by a statutory or administrative exemption, prohibited transactions may require “correction” and may cause the ERISA plan fiduciary to incur certain liabilities and the parties in interest or disqualified persons to be subject to civil penalties and excise taxes.

Governmental plans and certain church plans (each as defined under ERISA and the Internal Revenue Code, as applicable) are not subject to the prohibited transaction rules. Such plans may, however, be subject to substantially similar federal, state or local laws or regulations. Any fiduciary of a governmental or church plan considering an investment in the securities should determine the need for, and the availability, if necessary, of any exemptive relief under such laws or regulations.

Prohibited Transactions

We may be a party in interest or a disqualified person with respect to an ERISA plan investing in the securities as a result of various financial services (including trustee, custodian, investment management or other services) that we or our affiliates may provide to ERISA plans. Therefore, an investment by an ERISA plan may give rise to a prohibited transaction in the form of a sale of property by us to the investing ERISA plan or an extension of credit by the investing ERISA plan to us. Consequently, before investing in the securities, any person or entity who is, or who is acquiring the securities for, or on behalf of an ERISA plan must determine that the acquisition and holding of the securities will not result in a prohibited transaction or that a statutory or administrative exemption from the prohibited transaction rules is applicable to the investment in the securities.

The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Internal Revenue Code which may be available to an ERISA plan which is investing in the securities (collectively referred to as the “ERISA investor exemptions”) include:

•	Prohibited Transaction Class Exemption (“PTCE”) 90-1, regarding investments by insurance company pooled separate accounts;

•	PTCE 91-38, regarding investments by bank collective investment funds;

•	PTCE 84-14, regarding transactions effected by qualified professional asset managers;

•	PTCE 96-23, regarding transactions effected by in-house asset managers; and

•	PTCE 95-60, regarding investments by insurance company general accounts.

The securities may not be acquired by any person or entity that is, or who in acquiring the securities is using the assets of, an ERISA plan unless the purchase and holding of securities by such ERISA plan is not a prohibited transaction or is eligible for, and satisfies all requirements of one of the ERISA investor exemptions or another applicable exemption. The acquisition of the securities by any person or entity who is, or who in acquiring such securities is using the assets of, an ERISA plan shall be deemed to constitute a representation by such person or entity that the acquisition and holding of the securities is not a prohibited transaction or that it is eligible for and satisfies all requirements required for, exemptive relief pursuant to the ERISA investor exemptions or another applicable exemption with respect to the acquisition and holding of the securities. The acquisition of the securities by any person or entity who is, or who in acquiring such securities is using the assets of, a governmental or church plan shall be deemed to constitute a representation by such person or entity to us that the acquisition and holding of the securities are not prohibited by any federal, state or local laws or regulations applicable to such plan.

GLOBAL SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, securities other than common stock will be issued in the form of one or more global certificates, or “global securities,” registered in the name of a depositary or its nominee. Unless otherwise indicated in the applicable prospectus supplement, the depositary will be The Depository Trust Company, commonly referred to as DTC. We understand that DTC’s nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as described herein or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders of securities issued in global form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders will refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.

We understand that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that DTC participants deposit with DTC. DTC also facilitates the settlement among DTC participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in DTC participants’ accounts, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and DTC participants are on file with the SEC.

Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as such payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward such payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee, depositary or warrant agent as registered holders of the securities entitled to the benefits of our restated articles of incorporation or the applicable indenture, deposit agreement or warrant agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.

Under the rules, regulations and procedures creating and affecting DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.

Because DTC can act only on behalf of

•	participants, who in turn act only on behalf of participants or indirect participants, and

•	certain banks, trust companies and other persons approved by it,

the ability of a beneficial owner of securities issued in global form to pledge such securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for these securities.

We understand that DTC will take any action permitted to be taken by a registered holder of any securities under our restated articles of incorporation or the relevant indenture, deposit agreement or warrant agreement only at the direction of one or more participants to whose accounts with DTC such securities are credited.

Unless otherwise indicated in the applicable prospectus supplement, a global security will be exchangeable for the relevant definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when DTC is required to be so registered;

•

we execute and deliver to the relevant registrar, transfer agent, trustee, depositary and/or warrant agent an order complying with the requirements of the applicable indenture, deposit agreement or warrant agreement that the global security will be exchangeable for definitive securities in registered form; or

•

there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to these debt securities.

Any global security that is exchangeable under the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

Upon the occurrence of any event described in the above paragraph, DTC is generally required to notify all participants of the availability of definitive securities. Upon DTC surrendering the global security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee, depositary or warrant agent, as the case may be, will reissue the securities as definitive securities, and then such persons will recognize the holders of such definitive securities as registered holders of securities entitled to the benefits of our articles or the relevant indenture, deposit agreement and/or warrant agreement.

Redemption notices will be sent to Cede & Co. as the registered holder of the global securities. If less than all of a series of debt securities are being redeemed, DTC will determine the amount of the interest of each direct participant to be redeemed in accordance with its then current procedures.

Except as described above, the global security may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security evidencing all or part of any securities unless the beneficial interest is in an amount equal to an authorized denomination for these securities.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. None of M&I, the trustee, any registrar and transfer agent, any warrant agent or any depositary, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Secondary trading in notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, beneficial interests in a global security, in some cases, may trade in the DTC’s same-day funds settlement system, in which secondary market trading activity in those beneficial interests would be required by DTC to settle in immediately available funds. There is no assurance as to the effect, if any, that settlement in immediately available funds would have on trading activity in such beneficial interests. Also, settlement for purchases of beneficial interests in a global security upon the original issuance of this security may be required to be made in immediately available funds.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to or through underwriters or dealers, through agents, directly to one or more purchasers or through a combination of methods. No commission will be payable and no discount will be allowed on any sales we or our affiliates make directly. We may also offer the securities in exchange for our other securities.

Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including any underwriting discount or commission, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

In connection with an offering of securities, underwriters may purchase and sell these securities in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by underwriters with respect to the offering. Stabilizing transactions consist of certain bids or purchases for preventing or retarding a decline in the market price of the securities; and short positions created by underwriters involve the sale by underwriters of a greater number of securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, by which selling concessions allowed to broker-dealers in respect of the securities sold in the offering may be reclaimed by underwriters if such securities are repurchased by underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued without notice at any time.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe in the applicable prospectus supplement how any auction will be conducted to determine the price or any other terms of the securities, how potential investors may participate in the auction and, where applicable, the nature of the underwriters’ obligations with respect to the auction.

If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will set forth the terms of the exchange, the identity of and the terms of sale of the securities offered under this prospectus by the selling security holders.

If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

The institutional purchaser’s obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

If we offer bearer debt securities under this prospectus, each underwriter, dealer and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell or deliver bearer debt securities to a United States citizen or to any person within the United States, unless federal law permits otherwise.

When we issue the securities offered by this prospectus, except for shares of common stock or debt securities issued upon a reopening of an existing series of debt securities, they may be new securities without an established trading market. The securities may or may not be listed on a national securities exchange or the Nasdaq National Market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

Underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses. In connection with the distribution of the securities offered under this prospectus, we may enter into swap or other hedging transactions with, or arranged by, underwriters or agents or their affiliates. These underwriters or agents or their affiliates may receive compensation, trading gain or other benefits from these transactions.

LEGAL MATTERS

The validity of the securities offered by us pursuant to this prospectus will be passed upon for us by Godfrey & Kahn, S.C., Milwaukee, Wisconsin.

EXPERTS

The consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from Old Marshall & Ilsley’s Annual Report on Form 10-K for the year ended December 31, 2006 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$500,000,000

Marshall & Ilsley Corporation

MiNotesSM

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

Citi

Edward Jones

InCapital

Morgan Stanley

UBS Investment Bank

Wachovia Securities

January 23, 2008